FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person

     Billeadeau, Scott A.
     FactSet Research Systems Inc.
     1 Greenwich Plaza
     Greenwich, CT 06830

2.   Date of Event Requiring Statement (Month/Day/Year)

     01/11/2001

3    IRS or Social Security Number of Reporting Person (Voluntary)


4.   Issuer Name and Ticker or Trading Symbol
     FactSet Research Systems Inc. (FDS)


5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     (X) Director                        (  ) 10% Owner
     ( ) Officer (give title below)      (  ) Other (specify below)


6.   If Amendment, Date of Original (Month/Day/Year)


7.   Individual or Joint/Group Filing (Check Applicable Line)

     (X ) Form filed by One Reporting Person

     (  ) Form filed by More than one Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security           2. Amount of      3. Ownership    4. Nature of
   (Instr. 4)                     Securities        Form:           Indirect
                                  Beneficially      Direct (D)      Beneficial
                                  Owned             or              Ownership
                                  (Instr. 4)        Indirect        (Instr. 5)
                                                    (I)
                                                    (Instr. 5)
   -----------------------        ------------      ----------      ----------




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of         2. Date Exercisable and         3. Title and Amount      4. Conversion       5. Ownership          6. Nature of
   Derivative          Expiration Date                 of Securities            or Exercise         Form of              Indirect
   Security            (Month/Day/Year)                Underlying               Price of            Derivative           Beneficial
                                                       Derivative               Derivative          Security:            Ownership
                                                       Security                  Security           Direct (D) or        (Instr. 5)
                                                                                                    Indirect (I)
                                                                                                    (Instr. 5)
 ------------       --------------------------      -------------------      --------------      ----------------      ------------
                    Date            Expiration      Title     Amount or
                    Exercisable     Date                      Number of
                                                              Shares
                    --------------  ----------      ------    ---------

Nonqualified        1/11/02 (2,000) 01/11/2011      Common    10,000            36.15               D
Stock Option        1/11/03 (2,000)                 Stock,
(Right to Buy)      1/11/04 (2,000)                 .01 par
                    1/11/05 (2,000)                 value per
                    1/11/06 (2,000)                 share

Explanation of Response:

20% of the option grant (ie, 2,000 options) is exercisable on January 11, 2002, 2003, 2004, 2005, and 2006.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Scott A. Billeadeau                               February 9, 2001
-----------------------------                         ----------------
Signature of Reporting Person                              Date
Scott A. Billeadeau